EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income and Net Income for the Third Quarter of Fiscal 2011; Fiscal 2011 Full Year Sales and Net Income Estimates Raised

3rd Quarter and Nine-Month Net Income up 37% and 38% on Net Sales Increases of 25% and 24%

HOLLYWOOD, Fla. and MIAMI, Aug. 24, 2011 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 37% to a record $20,402,000, or 48 cents per diluted share, for the third quarter of fiscal 2011, up from $14,930,000, or 35 cents per diluted share, for the third quarter of fiscal 2010. For the first nine months of fiscal 2011, net income increased 38% to a record $54,306,000, or $1.28 per diluted share, up from $39,296,000, or 93 cents per diluted share, for the first nine months of fiscal 2010.

Operating income increased 23% to a record $35,706,000 in the third quarter of fiscal 2011, up from $28,993,000 in the third quarter of fiscal 2010. For the first nine months of fiscal 2011, operating income increased 27% to a record $100,991,000, up from $79,494,000 in the first nine months of fiscal 2010. Our consolidated operating margin was 18.1% for the third quarter of fiscal 2011, compared to 18.3% for the third quarter of fiscal 2010. For the first nine months of fiscal 2011, our consolidated operating margin improved to 18.2%, up from 17.8% for the first nine months of fiscal 2010.

Net sales increased 25% to a record $197,267,000 in the third quarter of fiscal 2011, up from $158,270,000 in the third quarter of fiscal 2010. For the first nine months of fiscal 2011, net sales increased 24% to a record $555,972,000, up from $447,650,000 in the first nine months of fiscal 2010.

Net income per diluted share for the third quarter of fiscal 2011 includes a 5 cent tax related benefit from lower income tax expense attributable principally to lower state income taxes and higher R&D tax credits based on tax returns filed during the quarter. Net income per diluted share for the first nine months of fiscal 2011 includes an aggregate 7 cent tax related benefit including the 2 cent benefit from the retroactive extension of the R&D income tax credit previously reported in the first quarter of fiscal 2011.

(NOTE:  HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's third quarter results stated, "We are pleased to report all-time record quarterly sales, operating income and net income on the strength of record results in our Flight Support Group and continued strong results in our Electronic Technologies Group. Sales and operating income within both of our business segments reflect strong organic growth as well as growth through acquiring profitable, well managed businesses. This marks the fifth consecutive quarter that we've reported record highs in consolidated net sales and operating income.

Net sales of our Flight Support Group increased 35% in the third quarter of fiscal 2011 to a record $140.7 million, up from $104.3 million in the third quarter of fiscal 2010. Net sales for the first nine months of fiscal 2011 increased 31% to a record $395.2 million, up from $301.1 million in the first nine months of fiscal 2010. The increases in net sales in the third quarter and first nine months of fiscal 2011 principally reflect strong organic growth of approximately 23% and 22%, respectively, as well as additional net sales contributed by the acquisition of Blue Aerospace in the first quarter of fiscal 2011. Net sales of our Flight Support Group have now increased over each of the past six quarters reflecting higher sales of new products and services as well as improved demand for our aftermarket replacement parts and repair and overhaul services as a result of increased airline capacity.

Operating income of the Flight Support Group increased 40% to a record $24.6 million for the third quarter of fiscal 2011, up from $17.6 million for the third quarter of fiscal 2010. Operating income of the Flight Support Group increased 36% to a record $68.4 million for the first nine months of fiscal 2011, up from $50.3 million for the first nine months of fiscal 2010. The increases in operating income in the third quarter and first nine months of fiscal 2011 reflect both higher sales volumes and improved operating margins.

Operating margins of the Flight Support Group improved to 17.4% for the third quarter of fiscal 2011, up from 16.8% reported for the third quarter of 2010. Operating margins of the Flight Support Group improved to 17.3% for the first nine months of fiscal 2011, up from 16.7% for the first nine months of fiscal 2010. The improved operating margins in the third quarter and first nine months of fiscal 2011 principally reflect the efficiencies realized through higher sales volumes.

Net sales of our Electronic Technologies Group increased 6% in the third quarter of fiscal 2011 to $57.2 million, up from $54.1 million in the third quarter of fiscal 2010. The net sales increase for the third quarter of fiscal 2011 is entirely driven by organic growth principally due to continued strength in demand for certain of our aerospace, defense and medical products. Net sales for the first nine months of fiscal 2011 increased 10% to a record $162.5 million, up from $147.2 million for the first nine months of fiscal 2010. The increase in net sales for the first nine months of fiscal 2011 principally reflects organic growth of approximately 6% and additional net sales contributed by a fiscal 2010 acquisition. The organic growth for the first nine months of fiscal 2011 principally reflects strength in demand for certain of our aerospace, defense, medical and electronics products.

Operating income of the Electronic Technologies Group increased to $15.4 million, up from $15.2 million in the third quarter of fiscal 2010. The operating income increase for the third quarter of fiscal 2011 principally reflects higher sales volumes. Operating income of the ETG increased 11% to a record $44.6 million for the first nine months of fiscal 2011, up from $40.0 million for the first nine months of fiscal 2010, principally due to both higher sales volumes and improved operating margins.

Operating margins of the Electronic Technologies Group were 26.9% for the third quarter of fiscal 2011 compared to 28.1% reported for the third quarter of 2010. The decrease in operating margins in the third quarter of fiscal 2011 is primarily a result of product mix. As we've previously pointed out, the revenues and profits of the ETG can fluctuate from quarter to quarter based on the timing of customer orders or delivery requirements as well as variations in product mix. Historically, these quarterly fluctuations have leveled out over a full fiscal year. Operating margins of the Electronic Technologies Group improved to 27.4% for the first nine months of fiscal 2011, up from the 27.1% reported in the first nine months of fiscal 2010, principally reflecting efficiencies gained through higher sales volumes.

Our cash flow and balance sheet remain extremely strong. Cash flow from operating activities for the first nine months of fiscal 2011 totaled $85.0 million, including $33.9 million generated in the third quarter of fiscal 2011, and represented 157% of net income, compared to $67.9 million for the first nine months of fiscal 2010. Capital expenditures were $5.7 million in the first nine months of 2011 compared to $6.7 million in the first nine months of 2010.

We expect fiscal 2011 cash flow provided by operating activities to remain at a high level and to approximate $100 million. Capital expenditures in fiscal 2011 are anticipated to approximate $10 - $12 million.

As of July 31, 2011, we have no debt under our current revolving credit facility and a cash position over $27 million. We believe our strong balance sheet and debt capacity offer excellent opportunities to continue to acquire well managed, profitable businesses.

Improved economic conditions and increased capacity within the airline industry has resulted in higher demand for our Flight Support Group's products and services and consistent sales growth for each of our reporting periods. Based on current market conditions, the consensus outlook for the commercial airline industry expects year-over-year capacity increases for the second half of calendar 2011, but at a slower growth rate than experienced in the first half of the year. In our Electronic Technologies Group's markets, we generally anticipate stable demand for our products.

Considering the current market conditions, we are increasing our estimates of full year fiscal 2011 growth over fiscal 2010 in net income to approximately 29% and in net sales to approximately 20%, up from our prior growth estimates of 20% in net income and 18% in net sales. Based on the aforementioned, our fiscal 2011 net sales and net income estimates are now above our 20 year compound annual growth rate of 17% and 18%, respectively. The estimates exclude the impact of our previously announced pending acquisition of 3D Plus S.A., which is subject to governmental approvals and standard closing conditions, and any other potential acquisition opportunities."

As previously announced, HEICO will hold a conference call on Thursday, August 25, 2011 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 90058541. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 90058541.

There are currently approximately 25.0 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 16.7 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,
	2011		2010
Net sales	$197,267,000		$158,270,000
Cost of sales	127,442,000		100,717,000
Selling, general and administrative expenses	34,119,000		28,560,000
Operating income	35,706,000		28,993,000
Interest expense	(7,000)		(136,000)
Other expense	(57,000)		(31,000)
Income before income taxes and noncontrolling interests	35,642,000		28,826,000
Income tax expense	9,250,000		9,300,000
Net income from consolidated operations	26,392,000		19,526,000
Less: Net income attributable to noncontrolling interests	5,990,000		4,596,000
Net income attributable to HEICO	$20,402,000	(a)	$14,930,000

Net income per share attributable to HEICO shareholders: (c)
Basic	$.49	(a)	$.36
Diluted	$.48	(a)	$.35

Weighted average number of common shares outstanding: (c)
Basic	41,729,088		41,146,913
Diluted	42,569,633		42,246,839

	Three Months Ended July 31,
	2011		2010
Operating segment information: -
Net sales:
Flight Support Group	$140,748,000		$104,323,000
Electronic Technologies Group	57,166,000		54,107,000
Intersegment sales	(647,000)		(160,000)
	$197,267,000		$158,270,000

Operating income:
Flight Support Group	$24,551,000		$17,557,000
Electronic Technologies Group	15,373,000		15,198,000
Other, primarily corporate	(4,218,000)		(3,762,000)
	$35,706,000		$28,993,000

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Nine Months Ended July 31,
	2011		2010
Net sales	$555,972,000		$447,650,000
Cost of sales	355,850,000		286,351,000
Selling, general and administrative expenses	99,131,000		81,805,000
Operating income	100,991,000		79,494,000
Interest expense	(99,000)		(422,000)
Other income	149,000		392,000
Income before income taxes and noncontrolling interests	101,041,000		79,464,000
Income tax expense	30,000,000		27,000,000
Net income from consolidated operations	71,041,000		52,464,000
Less: Net income attributable to noncontrolling interests	16,735,000		13,168,000
Net income attributable to HEICO	$54,306,000	(a)(b)	$39,296,000

Net income per share attributable to HEICO shareholders: (c)
Basic	$1.31	(a)(b)	$.96
Diluted	$1.28	(a)(b)	$.93

Weighted average number of common shares outstanding: (c)
Basic	41,572,003		40,991,421
Diluted	42,479,210		42,191,768

	Nine Months Ended July 31,
	2011		2010
Operating segment information: -
Net sales:
Flight Support Group	$395,193,000		$301,145,000
Electronic Technologies Group	162,477,000		147,231,000
Intersegment sales	(1,698,000)		(726,000)
	$555,972,000		$447,650,000

Operating income:
Flight Support Group	$68,385,000		$50,332,000
Electronic Technologies Group	44,556,000		39,961,000
Other, primarily corporate	(11,950,000)		(10,799,000)
	$100,991,000		$79,494,000

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the third quarter of fiscal 2011, the Company filed its fiscal 2010 U.S. federal and state tax returns and amended certain prior year state tax returns. As a result, the Company recognized an aggregate benefit, which increased net income attributable to HEICO by approximately $2.0 million, or $.05 per diluted share, net of expenses, principally from state income apportionment updates and higher research and development tax credits.

(b) In December 2010, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended for two years to cover the period from January 1, 2010 to December 31, 2011. As a result, the Company recognized an income tax credit for qualified research and development activities for the last ten months of fiscal 2010 in the first quarter of fiscal 2011. The tax credit, net of expenses, increased net income attributable to HEICO by approximately $.8 million, or $.02 per diluted share, in the first quarter of fiscal 2011.

(c) All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2011.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	July 31, 2011	October 31, 2010
Cash and cash equivalents	$27,588,000	$6,543,000
Accounts receivable, net	100,422,000	91,815,000
Inventories, net	155,569,000	138,215,000
Prepaid expenses and other current assets	26,308,000	22,676,000
Total current assets	309,887,000	259,249,000
Property, plant and equipment, net	56,987,000	59,003,000
Goodwill	392,439,000	385,016,000
Other assets	95,429,000	78,375,000
Total assets	$854,742,000	$781,643,000

Current maturities of long-term debt	$45,000	$148,000
Other current liabilities	93,893,000	81,684,000
Total current liabilities	93,938,000	81,832,000
Long-term debt, net of current maturities	55,000	14,073,000
Deferred income taxes	46,670,000	45,308,000
Other non-current liabilities	37,864,000	30,556,000
Total liabilities	178,527,000	171,769,000
Redeemable noncontrolling interests	53,979,000	55,048,000
Shareholders' equity	622,236,000	554,826,000
Total liabilities and equity	$854,742,000	$781,643,000

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended July 31,
	2011	2010
Operating Activities:
Net income from consolidated operations	$71,041,000	$52,464,000
Depreciation and amortization	13,426,000	13,578,000
Impairment of intangible assets	—	281,000
Deferred income tax provision (benefit)	422,000	(80,000)
Tax benefit from stock option exercises	7,704,000	951,000
Excess tax benefit from stock option exercises	(6,347,000)	(669,000)
Stock option compensation expense	1,813,000	921,000
Increase in accounts receivable	(3,468,000)	(2,988,000)
(Increase) decrease in inventories	(8,053,000)	3,625,000
Increase in current liabilities	10,340,000	773,000
Other	(1,880,000)	(935,000)
Net cash provided by operating activities	84,998,000	67,921,000

Investing Activities:
Acquisitions, net of cash acquired	(29,215,000)	(39,061,000)
Capital expenditures	(5,710,000)	(6,743,000)
Other	197,000	(18,000)
Net cash used in investing activities	(34,728,000)	(45,822,000)

Financing Activities:
Payments on revolving credit facility	(42,000,000)	(45,000,000)
Borrowings on revolving credit facility	28,000,000	37,000,000
Acquisitions of noncontrolling interests	(7,241,000)	(795,000)
Distributions to noncontrolling interests	(6,328,000)	(7,184,000)
Redemptions of common stock related to stock option exercises	(5,432,000)	(681,000)
Cash dividends paid	(4,596,000)	(3,614,000)
Excess tax benefit from stock option exercises	6,347,000	669,000
Proceeds from stock option exercises	2,088,000	1,467,000
Other	(131,000)	(152,000)
Net cash used in financing activities	(29,293,000)	(18,290,000)

Effect of exchange rate changes on cash	68,000	61,000

Net increase in cash and cash equivalents	21,045,000	3,870,000
Cash and cash equivalents at beginning of year	6,543,000	7,167,000
Cash and cash equivalents at end of period	$27,588,000	$11,037,000

CONTACT: Thomas S. Irwin
         (954) 987-4000 ext. 7560
         Victor H. Mendelson
         (305) 374-1745 ext. 7590